Exhibit 3.1

CAPITAL TRUST, INC.

CERTIFICATE OF NOTICE

THIS IS TO CERTIFY THAT:

FIRST: The Board of Directors of Capital Trust, Inc., a Maryland corporation (the “Corporation”), pursuant to Sections 7.1 and 7.2.9 of the charter of the Corporation (the “Charter”), has (i) increased the Aggregate Stock Ownership Limit (as defined in the Charter) to 9.9% in value or number of the aggregate of the outstanding shares of Capital Stock (as defined in the Charter) and (b) increased the Common Stock Ownership Limit (as defined in the Charter) to 9.9% in value or number of the aggregate of the outstanding shares of Common Stock (as defined in the Charter).

SECOND: The undersigned officer acknowledges this Certificate of Notice to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Notice to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 27th day of February, 2007.

ATTEST:	CAPITAL TRUST, INC.

/s/ Geoffrey G. Jervis	By: /s/ John. R. Klopp (SEAL)
Name: Geoffrey G. Jervis	Name: John R. Klopp
Title:	Secretary	Title:	Chief Executive Officer